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                                                                    News Release


FOR FURTHER INFORMATION:
Elliott J. Broderick                            Fred Nachman
Chief Financial Officer                              Marjan Communications Inc.
(248) 644-7110                                  (312) 867-1771


FOR IMMEDIATE RELEASE


          MALAN REALTY INVESTORS ANNOUNCES NET ASSETS IN LIQUIDATION AT
                    END OF FIRST QUARTER AND SALES ACTIVITY


         BINGHAM FARMS, MICH., MAY 14, 2003 - MALAN REALTY INVESTORS, INC. (NYSE: MAL), a self-administered real estate investment trust (REIT), today announced that for the first quarter ended Mach 31, 2003, its net assets in liquidation increased by $1.5 million to $27.9 million.

         As a result of the approval of a plan of complete liquidation by its shareholders, the company adopted the liquidation basis of accounting for all periods beginning after September 30, 2002. On September 30, 2002, in accordance with the liquidation basis of accounting, assets were adjusted to estimated net realizable value and liabilities were adjusted to estimated settlement amounts, including estimated costs associated with carrying out the liquidation. Accordingly, Malan no longer reports net income or funds from operations.

         The increase in net assets for the quarter was primarily attributed to operating income of approximately $1.7 million for the quarter, offset by an increase in reserves for estimated liquidation costs of approximately $200,000.

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         Malan also announced that it has closed on the sales of its properties in Forestville, Maryland, and Springfield, Missouri, for $2.9 million and $425,000, respectively. The Forestville property was an 84,000 square-foot former Kmart building. The Springfield property is an 8,000 square-foot strip center adjacent to the Kmart store owned by the Malan. The company said that Kmart has exercised its right of first refusal to purchase its building in Springfield for $2.56 million, and the sale is expected to close within the next thirty days.

         Malan also announced that it had entered into contracts for the sale of eleven properties with 1.28 million square feet of gross leasable area for a total price of $45.6 million. The properties are located in Fairview Heights, Franklin Park, Melrose Park, North Aurora and Rockford, Illinois; Columbus, Indiana; Lawrence, Kansas; Farmington Hills, Michigan; Cape Girardeau, Missouri; and Marshfield and Oshkosh, Wisconsin. The company also has executed letters of intent for 26 additional properties at a total price of $98.3 million.

         Malan Realty Investors, Inc. owns and manages properties that are leased primarily to national and regional retail companies. In August 2002, the company's shareholders approved a plan of complete liquidation. The company owns a portfolio of 46 properties located in eight states that contains an aggregate of approximately 4.3 million square feet of gross leasable area.

         Safe Harbor Statement: This news release may contain forward-looking statements. Although the company believes that the statements and projections are based on reasonable assumptions, actual results may differ from those projected. Key factors that could cause actual results to differ materially include uncertainties regarding the length of time required to sell the company's properties and execute its plan of liquidation and expenses incurred during the liquidation period, changing market conditions affecting the sales price of our properties, the disproportionate effect of changes in proceeds from



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property sales on liquidating distributions due to the company's capital structure, the cost of litigation in which the company is involved, bankruptcies and other financial difficulties of tenants, the cost of addressing environmental concerns, unforeseen contingent liabilities, and other risks associated with the commercial real estate business, as detailed in the company's filings from time to time with the Securities and Exchange Commission. Many of these factors are beyond the control of the company. Malan does not undertake to update these forward-looking statements.

         News releases for Malan Realty Investors are available on the company's Web site at www.malanreit.com or through Company News On-Call by fax at (800) 758-5804, ext. 114165, or www.prnewswire.com.

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